UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549


                             FORM 8-K

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of report (Date of earliest event reported): September 7, 2004


                       UNICO, INCORPORATED
       ----------------------------------------------------
      (Exact name of registrant as specified in its charter)


Arizona                     000-30239                   86-0205130
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(State of                   (Commission              (I.R.S. Employer
Incorporation)               File Number)            Identification No.)


                      6475 Grandview Avenue
                           P.O. Box 777
                    Magalia, California  95954
             ----------------------------------------
             (Address of principal executive offices)

                          (530) 873-4394
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       (Registrant's telephone number, including area code)


  --------------------------------------------------------------
  (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)



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Item 5.02   Departure of Directors or Principal Officers; Election of
            Directors; Appointment of Principal Officers.

Effective September 7, 2004, Ray C. Brown voluntarily resigned as chief executive officer of Unico, Incorporated, and Mark Lopez was appointed chief executive officer of Unico. Mr. Brown continues to serve as chairman of the board of directors of Unico. While Mr. Lopez served as a consultant to Unico since September 2003, he worked closely with Ray C. Brown. Mr. Brown desired that Mr. Lopez would serve as chief executive officer of Unico upon Mr. Brown's retirement from that position.

Effective September 7, 2004, Ray C. Brown also resigned as a co-manager of two of Unico's subsidiary companies, Deer Trail Mining Company, LLC and Bromide Basin Mining Company, LLC. Mr. Lopez was appointed as a co-manager of both subsidiary companies on the same date. Mr. C. Wayne Hartle also serves as a co-manager of both of these subsidiaries.

Mark Lopez has served as chief executive officer of Unico, Incorporated and as a co-manager of two of Unico's subsidiaries, Deer Trail Mining Company, LLC and Bromide Basin Mining Company, LLC, since September 7, 2004. He served as a consultant to Unico from September 2003 until September 2004 when he became CEO. Mr. Lopez has served as a vice president of investments for Ashton Capital Management, Inc., a securities broker dealer, from December 2001. He has been licensed as a registered investment advisor since November, 2001.
Mr. Lopez served as a general securities principal for American Pacific Securities, Inc. (formerly known as Sy Leavitt Company, Inc.) from June 1996 through December 2001. He served as a co-manager of KM Income Properties LLC, a real estate investment company, from June 1998 through May 2000. He served as a registered investment advisor with Centurion Capital Management, LLC from October 1998 until February 2001. He also served as a licensed life and disability insurance agent with Alliance Financial Investment Services, Inc. from June 1994 until May 2000.

There are no family relationships between or among any directors or executive officers of Unico.

Unico and Mr. Lopez are in the process of negotiating the terms of an employment agreement, but as of the date of this report no employment agreement has been signed. After the employment agreement has been finalized and executed by the parties, it will be summarized in a future report to be filed by Unico with the Securities and Exchange Commission.

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During the last two years, Unico has entered into the following transactions with Mr. Lopez:

1. A Consulting Agreement was signed by the parties effective September 29, 2003 and amended in February 2004, which provided that Mr. Lopez would provide certain consulting services to Unico, in exchange for which Mr. Lopez would be offered the employment opportunity to serve as Unico's chief executive officer on or before December 31, 2004. It also provided that Unico would reimburse expenses incurred by Mr. Lopez which he incurred as a consultant.

2. Mr. Lopez made a series of loans to Unico from September 2003 until May 2004. The loans totaled $344,100, were unsecured, and accrued interest at ten percent (10.0%) per annum.

3. In June 2004, Mr. Lopez converted approximately $171,550 of the principal balance of the unsecured loans he made to Unico into 2,401,968 shares of Unico's Series A preferred stock at a conversion price of $0.0714 per share.

4. In June 2004, the remaining balance of the unsecured loans Mr. Lopez made to Unico and certain accrued interest were converted to a 10% convertible debenture in the amount of $187,644.29. The debenture is due December 25, 2004. Under the terms of the debenture, Both Mr. Lopez and Unico have the right to convert the debenture to shares of Unico's common stock any time prior to payment of the debenture. The conversion price is set at eighty percent (80%) of the closing bid price of Unico's common stock on the date Unico either receives or sends notice of conversion.

As described above, Unico and Mr. Lopez are negotiating the terms of an employment agreement, but as of the date of this report the employment agreement has not been finalized and signed. There are no other related party transactions presently being contemplated between Unico and Mr. Lopez, except as described in this report.

Item 9.01 Financial Statements and Exhibits.

(a)  Exhibits.

Exhibit    Description
-------    -----------

99.1       Press Release concerning Change in Chief Executive Officer


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                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    UNICO, INCORPORATED
                                    (Registrant)

                                         /s/ Mark Lopez
Date: September 13, 2004            By:_______________________________________
                                       Mark Lopez
                                       Chief Executive Officer


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